Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Advanced Analogic Technologies, Inc. on Form S-8 of our report dated March 4, 2008, relating to the consolidated financial statements of Advanced Analogic Technologies, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48 Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, and Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), and our report dated March 4, 2008 relating to the effectiveness of Advanced Analogic Technologies, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Advanced Analogic Technologies, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

San Jose, California

March 6, 2008